News Release I For Immediate Release
FactSet Reports Results for First Quarter 2023
◦Q1 GAAP revenues of $504.8 million, up 18.9% from Q1 2022
◦Organic Q1 ASV plus professional services of $1.8 billion, up 8.8% year over year
◦Q1 GAAP operating margin of 34.1%, up 517 bps year over year, and adjusted operating margin of 38.3%, up 471 bps over the prior year
◦Q1 GAAP diluted EPS of $3.52, up 26.2% from the prior year, and adjusted diluted EPS of $3.99, up 22.8% year over year

NORWALK, Conn., December 20, 2022 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its first quarter as of November 30, 2022.
First Quarter Fiscal 2023 Highlights
•GAAP revenues increased 18.9%, or $80.1 million, to $504.8 million for the first quarter of fiscal 2023 compared with $424.7 million for the same period in fiscal 2022. The increase was primarily due to the addition of CUSIP Global Services (CGS). Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 8.3% to $459.9 million during the first quarter of fiscal 2023 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $2.0 billion at November 30, 2022, compared with $1.7 billion at November 30, 2021. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $1.8 billion at November 30, 2022, up $149.5 million from the prior year at a growth rate of 8.8%.
•Organic ASV plus professional services increased $9.3 million over the last three months. The primary contributors to this growth were higher sales of Analytics & Trading and Research & Advisory solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 34.1% compared with 28.9% for the same period last year, driven by higher revenue, lower personnel cost as a percentage of revenue, lower third-party content costs, and reduced facilities expenses, partially offset by higher technology expense and operating costs related to CGS. Adjusted operating margin improved to 38.3% compared with 33.6% in the prior year period, primarily due to higher revenue, led by the CGS acquisition, lower third-party content costs, and reduced facilities expenses, partially offset by higher technology expense.
•GAAP diluted earnings per share (EPS) increased 26.2% to $3.52 compared with $2.79 for the same period in fiscal 2022, primarily due to higher revenue and margin expansion, partially offset by higher interest expenses and increased income taxes. Adjusted diluted EPS increased 22.8% to $3.99 compared with $3.25 for the prior year period, due to the same drivers.
•Adjusted EBITDA increased to $200.4 million, up 38.2%, for the first quarter of fiscal 2023, compared with $145.0 million for the same period in fiscal 2022.
•In connection with the acquisition of CGS, FactSet issued its inaugural investment grade senior notes consisting of $500 million principal amount of 2.90% senior notes due 2027 and $500 million principal amount of 3.45% senior notes due 2032. In addition, FactSet entered into a new credit agreement providing for a $1 billion term loan and revolving credit facilities. In the first quarter of fiscal 2023, FactSet made a $125 million pre-payment of the principal amount of the term loan. As of November 30, 2022, a total of $375 million in term loan principal pre-payments have been made.
•The Company’s effective tax rate for the first quarter increased to 13.4% compared with 10.2% for the three months ended November 30, 2021, primarily due to higher pre-tax income and an increase of the UK statutory tax rate.

•FactSet reaffirms its annual outlook for fiscal 2023 originally provided on September 22, 2022. Please see the "Annual Business Outlook" section of this press release for details.

News Release I For Immediate Release

“Our first-quarter results reflect the strength of our top line,” said Phil Snow, CEO, FactSet. “Our content and technology investments are clearly enhancing our competitive position. While macro uncertainties persist, FactSet has historically grown through market cycles, and I’m confident in our business and pipeline heading into the second quarter.”
Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	November 30,
(In thousands, except per share data)	2022	2021	Change
Revenues	$504,815	$424,725	18.9%
Organic revenues	$459,860	$424,811	8.3%
Operating income	$171,895	$122,661	40.1%
Adjusted operating income	$193,402	$142,710	35.5%
Operating margin	34.1%	28.9%
Adjusted operating margin	38.3%	33.6%
Net income	$136,798	$107,647	27.1%
Adjusted net income	$155,171	$125,341	23.8%
Adjusted EBITDA	$200,419	$145,029	38.2%
Diluted EPS	$3.52	$2.79	26.2%
Adjusted diluted EPS	$3.99	$3.25	22.8%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

“We remain committed to achieving our medium-term targets through enhanced expense management and improved productivity,” said Linda Huber, CFO, FactSet. “We are on track to deliver higher margins in fiscal 2023, while continuing to invest in our products and people to drive top-line growth.”
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $2,016 million at November 30, 2022 compared with $1,706 million at November 30, 2021. Organic ASV plus professional services was $1,846 million at November 30, 2022, up $149.5 million from the prior year at a growth rate of 8.8%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $9.3 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the first quarter of fiscal 2023 were 8.0% and 14.4%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, channel partners and corporates, accounted for approximately 83% of organic ASV. The remaining organic ASV came from sell-side firms including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenues and ASV

ASV from the Americas region was $1,271.0 million compared with ASV in the prior year period of $1,054.9 million. Organic ASV increased 8.5% to $1,146.6 million. Americas revenues for the quarter increased to $323.4 million compared with $266.9 million in

News Release I For Immediate Release
the first quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region's organic revenues growth rate was 7.6%.
ASV from the EMEA region was $521.1 million compared with ASV in the prior year period of $452.0 million. Organic ASV increased 8.8% to $487.0 million. EMEA revenues were $130.7 million compared with $115.0 million in the first quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region's organic revenues growth rate was 7.2%.
ASV from the Asia Pacific region was $200.9 million compared with ASV in the prior year period of $175.4 million. Organic ASV increased 11.1% to $189.9 million. Asia Pacific revenues were $50.7 million compared with $42.8 million in the first quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region's organic revenues growth rate was 14.9%.
Segment ASV does not include professional services, which totaled $23.0 million at November 30, 2022.
Operational Highlights – First Quarter Fiscal 2023
•Client count as of November 30, 2022 was 7,631, a net increase of 93 clients in the past three months, primarily driven by an increase in corporate clients and wealth clients. The count includes clients with ASV of $10,000 and more.
•User count increased by 977 to 180,959 in the past three months, primarily driven by an increase in wealth management, institutional asset management, and asset owner users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 92%.
◦Employee count was 11,627 as of November 30, 2022, up 6.7% over the last twelve months, driven primarily by an increase in the content, Analytics and Trading, and sales organizations.
◦Net cash provided by operating activities increased to $106.6 million compared with $72.9 million for the first quarter of fiscal 2022, primarily related to higher net income. Quarterly free cash flow increased to $88.7 million compared with $64.3 million a year ago, an increase of 37.8%, driven by higher net income partially offset by an increase in capitalized costs related to internal use software.
◦A quarterly dividend of $34.0 million, or $0.89 per share, was paid on September 15, 2022, to holders of record of FactSet’s common stock at the close of business on August 31, 2022.
◦FactSet announced a collaboration with BMLL Technologies to offer BMLL's granular order book history and analytics in the cloud, continuing the Company's strategy of providing innovative cloud solutions to help clients modernize and improve their market data technology. It also reinforces FactSet's commitment to expanding its real-time data and tick history capabilities.
◦FactSet launched FactSet Model Center, a no-cost marketplace for wealth advisors to access the industry’s best-of-breed investment solutions within a single, integrated platform. The solution is designed to drive inbound engagement between asset managers and wealth advisors to increase productivity and efficiently grow their business.
◦FactSet announced its strategic relationship with Agência Estado, the leading real-time news and market data vendor in Brazil. The collaboration integrates Agência Estado’s Portuguese-language newswire into FactSet’s flagship workstation to create the Broadcast+ FactSet Workstation, a co-branded solution combining local Brazilian news and content from Agência Estado with FactSet’s award-winning data, analytics, and technology services.
◦The Company announced that Tokyo-based asset manager Rheos Capital Works deployed FactSet’s Portware Execution Management System (EMS) firmwide to power its trading workflow.
◦FactSet was named to Newsweek’s list of America’s Most Responsible Companies for 2023, underscoring the Company's commitment to sustainable growth. Additionally, the Company was awarded a Silver Medal by EcoVadis for its 2022 EcoVadis score, placing FactSet among the top 25 percent of companies assessed by the sustainability ratings organization.

News Release I For Immediate Release
Share Repurchase Program
FactSet did not repurchase any of its common stock during the first quarter under the Company's existing share repurchase program. FactSet has suspended share repurchases, except for potential minor repurchases to offset dilution from grants of stock options, until at least the second half of fiscal 2023 to prioritize debt repayment. As of November 30, 2022, $181.3 million is available for share repurchases under the Company's existing share repurchase program.
Annual Business Outlook
FactSet is reaffirming its outlook for fiscal 2023 originally provided on September 22, 2022. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2023 Expectations
•Organic ASV plus professional services is expected to increase in the range of $150 million to $180 million during fiscal 2023.
•GAAP revenues are expected to be in the range of $2,100 million to $2,115 million.
•GAAP operating margin is expected to be in the range of 30.0% to 31.0%.
•Adjusted operating margin is expected to be in the range of 34% to 35%.
•FactSet's annual effective tax rate is expected to be in the range of 12.5% to 13.5%.
•GAAP diluted EPS is expected to be in the range of $12.70 to $13.10. Adjusted diluted EPS is expected to be in the range of $14.50 to $14.90.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2023. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
First Quarter 2023 Conference Call Details

Date:            Tuesday, December 20, 2022
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q1 2023 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on December 20, 2022, through December 20, 2023. The earnings call transcript will be available via FactSet CallStreet.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair valuing of deferred revenues acquired in a business combination and non-recurring items. EBITDA excludes interest expense, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help approximately 181,000 users see and seize opportunities sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions, with the distinction of having been recently added to the S&P 500, and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insights delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com

News Release I For Immediate Release
Media Contact
Megan Kovach
+ 1 512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	November 30,
(In thousands, except per share data)	2022	2021
Revenues	$504,815	$424,725
Operating expenses
Cost of services	227,042	207,131
Selling, general and administrative	105,596	91,238
Asset impairments	282	3,695
Total operating expenses	332,920	302,064

Operating income	171,895	122,661

Other income (expense), net
Interest expense, net	(14,332)	(1,494)
Other income (expense), net	322	(1,237)
Income before income taxes	157,885	119,930

Provision for income taxes	21,087	12,283
Net income	$136,798	$107,647

Diluted earnings per common share	$3.52	$2.79
Diluted weighted average common shares	38,914	38,641

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	November 30, 2022	August 31, 2022
ASSETS
Cash and cash equivalents	$437,142	$503,273
Investments	32,572	33,219
Accounts receivable, net of reserves of $3,532 at November 30, 2022 and $2,776 at August 31, 2022	227,489	204,102
Prepaid taxes	32,178	38,539
Prepaid expenses and other current assets	99,826	91,214
Total current assets	829,207	870,347

Property, equipment and leasehold improvements, net	79,296	80,843
Goodwill	974,846	965,848
Intangible assets, net	1,882,983	1,895,909
Deferred taxes	3,653	3,153
Lease right-of-use assets, net	154,125	159,458
Other assets	53,430	38,747
TOTAL ASSETS	$3,977,540	$4,014,305

LIABILITIES
Accounts payable and accrued expenses	$122,710	$108,395
Current lease liabilities	28,970	29,185
Accrued compensation	48,067	114,808
Deferred revenues	150,264	152,039
Dividends payable	34,010	33,860
Total current liabilities	384,021	438,287

Long-term debt	1,859,096	1,982,424
Deferred taxes	10,991	8,800
Deferred revenues, non-current	8,697	7,212
Taxes payable	35,334	34,211
Long-term lease liabilities	201,964	208,622
Other liabilities	3,309	3,341
TOTAL LIABILITIES	$2,503,412	$2,682,897

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,474,128	$1,331,408

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,977,540	$4,014,305

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	November 30,
(In thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$136,798	$107,647
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,997	17,208
Amortization of lease right-of-use assets	9,697	11,117
Stock-based compensation expense	12,175	10,401
Deferred income taxes	(745)	1,507
Impairment charge	282	3,695
Accounts receivable, net of reserves	(23,647)	(5,268)
Accounts payable and accrued expenses	18,744	20,702
Accrued compensation	(66,796)	(53,457)
Deferred revenues	(290)	(10,248)
Taxes payable, net of prepaid taxes	6,995	(9,524)
Lease liabilities, net	(11,237)	(11,992)
Other, net	(1,337)	(8,870)
Net cash provided by operating activities	106,636	72,918

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(17,960)	(8,583)
Acquisition of businesses, net of cash and cash equivalents acquired	—	(50,018)
Purchases of investments	(9,892)	(250)
Net cash used in investing activities	(27,852)	(58,851)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(125,000)	—
Dividend payments	(33,665)	(30,656)
Proceeds from employee stock plans	23,423	35,763
Repurchases of common stock	—	(18,639)
Other financing activities	(10,990)	(2,950)
Net cash provided by/(used in) financing activities	(146,232)	(16,482)

Effect of exchange rate changes on cash and cash equivalents	1,317	(5,550)
Net decrease in cash and cash equivalents	(66,131)	(7,965)
Cash and cash equivalents at beginning of period	503,273	681,865
Cash and cash equivalents at end of period	$437,142	$673,900

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2022	2021	Change
Revenues	$504,815	$424,725	18.9%
Deferred revenues fair value adjustment (a)	—	86
Adjusted revenues	504,815	424,811	18.8%
Acquired revenues (b)	(48,455)	—
Currency impact (c)	3,500	—
Organic revenues	$459,860	$424,811	8.3%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Non-GAAP Financial Measures

The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	November 30,
(In thousands, except per share data)	2022	2021	Change
Operating income	$171,895	$122,661	40.1%
Deferred revenues fair value adjustment	—	86
Intangible asset amortization	18,008	6,052
Business acquisition / integration costs (a)	3,499	—
Restructuring / severance	—	9,028
Real estate charges (b)	—	3,695
Transformation costs (c)	—	1,188
Adjusted operating income	$193,402	$142,710	35.5%
Operating margin	34.1%	28.9%
Adjusted operating margin (d)	38.3%	33.6%

Net income	$136,798	$107,647	27.1%
Deferred revenues fair value adjustment	—	77
Intangible asset amortization	15,577	5,419
Business acquisition / integration costs (a)	3,026	—
Restructuring / severance	—	8,084
Real estate charges (b)	—	3,309
Transformation costs (c)	—	1,064
Income tax items	(230)	(259)
Adjusted net income (e)	$155,171	$125,341	23.8%

Net income	$136,798	$107,647
Interest expense	16,537	1,972
Income taxes	21,087	12,283
Depreciation and amortization expense	25,997	19,432
EBITDA	$200,419	$141,334
Real estate charges	—	3,695
Adjusted EBITDA	$200,419	$145,029	38.2%

Diluted earnings per common share	$3.52	$2.79	26.2%
Deferred revenues fair value adjustment	—	0.00
Intangible asset amortization	0.40	0.14
Business acquisition / integration costs (a)	0.08	—
Restructuring / severance	—	0.21
Real estate charges (b)	—	0.09
Transformation costs (c)	—	0.03
Income tax items	(0.01)	(0.01)
Adjusted diluted earnings per common share (e)	$3.99	$3.25	22.8%
Weighted average common shares (Diluted)	38,914	38,641

News Release I For Immediate Release
(a)Related to integration costs of our CGS acquisition.
(b)Related to impairment charges of our lease right-of-use assets and property, equipment and leasehold improvements associated with vacating certain leased office space.
(c)Primarily related to professional fees associated with the ongoing multi-year investment plan.
(d)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(e)For purposes of calculating adjusted net income and adjusted diluted earnings per share, all adjustments were taxed at the quarterly effective tax rates of 13.5% for fiscal 2023 and 10.5% for fiscal 2022.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2023 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,100	$2,115
Operating income	$630	$656
Operating margin	30.0%	31.0%
Intangible asset amortization (a)	73	73
Business acquisition / integration costs (b)	11	11
Adjusted operating income	$714	$740
Adjusted operating margin (c)	34.0%	35.0%

Net income	$492	$508
Intangible asset amortization (a)	64	63
Business acquisition / integration costs (b)	9	9
Discrete tax items	(4)	(3)
Adjusted net income	$561	$577

Diluted earnings per common share	$12.70	$13.10
Intangible asset amortization (a)	1.64	1.62
Business acquisition / integration costs (b)	0.23	0.24
Discrete tax items	(0.07)	(0.06)
Adjusted diluted earnings per common share	$14.50	$14.90
(a)The income tax effect related to intangible asset amortization is $9.5 million for the period presented above.
(b)Related to integration costs of our CGS acquisition.
(c)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

News Release I For Immediate Release

Free Cash Flow

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2022	2021	Change
Net Cash Provided for Operating Activities	$106,636	$72,918
Capital Expenditures	(17,960)	(8,583)
Free Cash Flow	$88,676	$64,335	37.8%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q1'23	Q4'22	Q3'22	Q2'22	Q1'22	Q4'21	Q3'21	Q2'21
% of ASV from buy-side clients	82.8%	82.9%	83.7%	83.6%	83.1%	83.2%	83.8%	84.0%
% of ASV from sell-side clients	17.2%	17.1%	16.3%	16.4%	16.9%	16.8%	16.2%	16.0%

ASV Growth rate from buy-side clients	8.0%	8.5%	9.6%	8.9%	8.5%	6.5%	5.6%	5.5%
ASV Growth rate from sell-side clients	14.4%	13.8%	12.9%	12.4%	13.2%	12.0%	8.0%	6.3%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q1'23
As reported ASV plus Professional Services (a)	$2,016.0
Currency impact (b)	(1.6)
Acquisition ASV (c)	(167.9)
Organic ASV plus Professional Services	$1,846.5
Organic ASV plus Professional Services growth rate	8.8%
(a)Includes $23.0 million in professional services as of November 30, 2022.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.